EXHIBIT 5.1

[LETTERHEAD OF ALLIANCE IMAGING, INC.]

November 14, 2001

Alliance Imaging, Inc
1065 PacifiCenter Drive, Suite 200
Anaheim, CA 92806

Ladies and gentlemen,

    I am the General Counsel to Alliance Imaging, Inc., a Delaware corporation (the "Company"), and am familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of 6,325,000 shares of the Company's common stock, $0.01 par value (the "Shares"), issuable pursuant to the 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries (the "Plan").

    For the purposes of rendering this opinion, I have examined such corporate records, agreements and other documents of the Company as I have deemed relevant and necessary as a basis for rendering the opinion hereinafter set forth.

    Based on the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan and the option grant documents thereunder, will be duly authorized, validly issued, fully paid and nonassessable.

    I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Russell D. Phillips, Jr. Russell D. Phillips, Jr. General Counsel of Alliance Imaging, Inc.